AGREEMENT AND PLAN OF MERGER.

                               BY AND AMONG

                              MOTOROLA, INC.,

                         LUCERNE ACQUISITION CORP.

                                   and

                      GENERAL INSTRUMENT CORPORATION




                      Dated as of September 14, 1999




                             TABLE OF CONTENTS
                                                               Page
                                ARTICLE I

                               THE MERGER
SECTION 1.1.      The Merger                                    5
SECTION 1.2.      Effective Time                                1
SECTION 1.3.      Effect of the Merger                          6
SECTION 1.4.      Certificate of Incorporation; By-laws         6
SECTION 1.5.      Directors and Officers                        6

                                ARTICLE II

            CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES
SECTION 2.1.      Conversion of Securities                      6
SECTION 2.2.      Exchange of Certificates                      7
SECTION 2.3.      Stock Transfer Books                          10
SECTION 2.4.      Stock Options                                 10
SECTION 2.5.      Warrants                                      11

                               ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF THE COMPANY
SECTION 3.1.      Organization and Qualification; Subsidiaries  11
SECTION 3.2.      Certificate of Incorporation and By-laws;
                  Corporate Books and Records                   12
SECTION 3.3.      Capitalization                                12
SECTION 3.4.      Authority Relative to This Agreement          13
SECTION 3.5.      No Conflict; Required Filings and Consents    14
SECTION 3.6.      Permits; Compliance With Law                  15
SECTION 3.7.      SEC Filings; Financial Statements             15
SECTION 3.8.      Absence of Certain Changes or Events          17
SECTION 3.9.      Employee Benefit Plans; Labor Matters         17
SECTION 3.10.     Accounting and Tax Matters                    20
SECTION 3.11.     Contracts; Debt Instruments                   20
SECTION 3.12.     Litigation                                    21
SECTION 3.13.     Environmental Matters                         21
SECTION 3.14.     Intellectual Property                         22
SECTION 3.15.     Taxes                                         23
SECTION 3.16.     Insurance                                     25
SECTION 3.17.     Opinion of Financial Advisors                 25
SECTION 3.18.     Vote Required                                 25
SECTION 3.19.     Brokers                                       25
SECTION 3.20.     Year 2000 Compliance                          25
SECTION 3.21.     Disclosure                                    25

                              ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES
                        OF PARENT AND MERGER SUB

SECTION 4.1.      Organization and Qualification; Subsidiaries  25
SECTION 4.2.      Certificate of Incorporation and By-laws;
                  Corporate Books and Records                   26
SECTION 4.3.      Capitalization                                26
SECTION 4.4.      Authority Relative to This Agreement          27
SECTION 4.5.      No Conflict; Required Filings and Consents    27
SECTION 4.6.      SEC Filings; Financial Statements             28
SECTION 4.7.      Absence of Certain Changes or Events          28
SECTION 4.8.      Accounting and Tax Matters                    28
SECTION 4.9.      Ownership of Merger Sub; No Prior Activities  29
SECTION 4.10.     Opinion of Financial Advisor                  29
SECTION 4.11.     Brokers                                       29
SECTION 4.12.     Disclosure                                    29

                              ARTICLE V

                              COVENANTS
SECTION 5.1.      Conduct of Business by the Company Pending
                  the Closing                                   30
SECTION 5.2.      Conduct of Business by Parent Pending the
                  Closing                                       32
SECTION 5.3.      Cooperation                                   33
SECTION 5.4.      Next Level Communications                     33

                             ARTICLE VI

                        ADDITIONAL AGREEMENTS

SECTION 6.1.      Registration Statement; Proxy Statement       33
SECTION 6.2.      Stockholders' Meetings                        35
SECTION 6.3.      Access to Information; Confidentiality        35
SECTION 6.4.      No Solicitation of Transactions               36
SECTION 6.5.      Appropriate Action; Consents; Filings         37
SECTION 6.6.      Pooling                                       38
SECTION 6.7.      Letters of Accountants                        39
SECTION 6.8.      Certain Notices                               39
SECTION 6.9.      Pooling Affiliates                            39
SECTION 6.10.     Public Announcements                          40
SECTION 6.11.     Stock Exchange Listing                        40
SECTION 6.12.     Employee Benefit Matters                      40
SECTION 6.13.     Certain Employment Arrangements               41
SECTION 6.14.     Indemnification of Directors and Officers     41
SECTION 6.15.     Plan of Reorganization                        41

                             ARTICLE VII

                          CLOSING CONDITIONS

SECTION 7.1.      Conditions to Obligations of Each Party
                  Under This Agreement                          42
SECTION 7.2.      Additional Conditions to Obligations of
                  Parent and Merger Sub                         43
SECTION 7.3.      Additional Conditions to Obligations of
                  the Company                                   44

                            ARTICLE VIII

                  TERMINATION, AMENDMENT AND WAIVER

SECTION 8.1.      Termination                                   45
SECTION 8.2.      Effect of Termination                         46
SECTION 8.3.      Amendment                                     46
SECTION 8.4.      Waiver                                        46
SECTION 8.5.      Fees and Expenses                             47

                             ARTICLE IX

                         GENERAL PROVISIONS

SECTION 9.1.      Non-Survival of Representations and
                  Warranties                                    47
SECTION 9.2.      Notices                                       47
SECTION 9.3.      Certain Definitions                           48
SECTION 9.4.      Headings                                      48
SECTION 9.5.      Severability                                  48
SECTION 9.6.      Entire Agreement                              49
SECTION 9.7.      Assignment                                    49
SECTION 9.8.      Parties in Interest                           49
SECTION 9.9.      Mutual Drafting                               49
SECTION 9.10.     Governing Law                                 49
SECTION 9.11.     Counterparts                                  49

EXHIBIT A         VOTING AGREEMENT
EXHIBIT B         CERTAIN EMPLOYMENT MATTERS
EXHIBIT 6.9(a)    FORM OF COMPANY AFFILIATE LETTER


                            INDEX OF DEFINED TERMS

                                                    Section

Acquisition Agreement                               Section 6.4(d)
Acquisition Proposal                                Section 6.4(c)
Affiliate                                           Section 9.3(a)
Agreement                                           Preamble
Benefit Plans                                       Section 6.12(a)
Blue Sky Laws                                       Section 3.5(b)
Business Day                                        Section 9.3(b)
CERCLA                                              Section 3.13
Certificate of Merger                               Section 1.2
Certificates                                        Section 2.2(b)
Code                                                Preamble
Company                                             Preamble
Company Benefit Plans                               Section 3.9(a)
Company Breakup Fee                                 Section 8.2(b)
Company By-laws                                     Section 3.2(a)
Company Certificate                                 Section  3.2(a)
Company Common Stock                                Section 2.1(a)
Company Disclosure Schedule                         Article III Preamble
Company Employees                                   Section 6.12(a)
Company Financial Advisor                           Section 3.17
Company Material Adverse Effect                     Section  3.1
Company Material Contract                           Section  3.11
Company Option                                      Section  2.4
Company Permits                                     Section 3.6
Company Preferred Stock                             Section  3.3
Company Rights Agreement                            Section 3.4
Company SEC Filings                                 Section  3.7(a)
Company Stock Option Plans                          Section 2.4
Company Stockholders' Meeting                       Section 6.2(a)
Company Subsidiaries                                Section  3.1
Confidentiality Agreement                           Section 6.3(b)
Control                                             Section  9.3(c)
DGCL                                                Preamble
Distribution Agreement                              Section 3.7(d)
Effective Time                                      Section 1.2
Environmental Laws                                  Section 3.13
Environmental Permits                               Section 3.13
ERISA                                               Section 3.9(a)
Excess Shares                                       Section 2.2(e)(2)
Exchange Act                                        Section 3.5(b)
Exchange Agent                                      Section 2.2(a)
Exchange Fund                                       Section 2.2(a)
Exchange Ratio                                      Section 2.1(a)
GAAP                                                Section 3.7(b)
Governmental Entity                                 Section  3.5(b)
Hazardous Materials                                 Section  3.13
HSR Act                                             Section 3.5(b)
Indemnified Parties                                 Section 6.14(b)
Insurance Amount                                    Section 6.14(c)
Intellectual Property                               Section 3.14
IRS                                                 Section 3.9(a)
knowledge                                           Section 9.3(d)
Law                                                 Section 3.5(a)
Material Intellectual Property                      Section 3.14(b)
Merger                                              Preamble
Merger Consideration                                Section 8.3
Merger Sub                                          Preamble
Merger Sub Common Stock                             Section 2.1(c)
Multiemployer Plan                                  Section 3.9(b)
Multiple Employer Plan                              Section 3.9(b)
1997 Plan                                           Section 2.4
1999 Plan                                           Section 2.4
NL                                                  Section 3.7(a)
NLP                                                 Section 3.7(b)
NYSE                                                Section 2.2(e)(2)
Parent                                              Preamble
Parent Common Stock                                 Section  2.1(a)
Parent Disclosure Schedule                          Article IV Preamble
Parent Financial Advisor                            Section 4.10
Parent Material Adverse Effect                      Section 4.1
Parent Preferred Stock                              Section  4.3
Parent SEC Filings                                  Section 4.6(a)
Parent Stockholders' Meeting                        Section 6.2(b)
Parent Subsidiaries                                 Section  4.1
PBGC                                                Section 3.9(b)
Person                                              Section  9.3(e)
Pooling Affiliate                                   Section 6.9(a)
Proxy Statement                                     Section 6.1 (a)
Registration Statement                              Section 6.1(a)
Representatives                                     Section 6.3(a)
Section 16                                          Section 6.12(b)
Securities Act                                      Section 3.5(b)
Share Issuance                                      Section 4.4
Spin-Offs                                           Section 3.7(d)
subsidiary or subsidiaries                          Section 9.3(f)
Surviving Corporation                               Section 1.1
Tax Sharing Agreement                               Section 3.7(d)
Taxes                                               Section 3.15(a)
Warrant Agreement                                   Section 2.5
Warrants                                            Section 2.5







          AGREEMENT AND PLAN OF MERGER, dated as of September 14, 1999 (this "Agreement"), by and among Motorola, Inc., a Delaware corporation ("Parent"), Lucerne Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and General Instrument Corporation, a Delaware corporation (the "Company").

          WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable the merger of Merger Sub with and into the Company (the "Merger") upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL");

          WHEREAS, the respective Boards of Directors of Parent and the Company have determined that the Merger is in furtherance of and consistent with their respective business strategies and is in the best interest of their respective stockholders, and Parent has approved this Agreement and the Merger as the sole stockholder of Merger Sub;

          WHEREAS, as a condition to, and in connection with the execution of this Agreement, Lucerne Media Corporation has entered into a Voting Agreement with Parent in the form attached hereto as Exhibit A;

          WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization under the provisions of section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code"); and

          WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a "pooling of interests";

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

                                ARTICLE I

                               THE MERGER

SECTION 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time (as defined in Section 1.2), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

          SECTION 1.2. Effective Time. No later than three Business Days after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the date and time of such filing, or if another date and time is specified in such filing, such specified date and time, being the "Effective Time").

          SECTION 1.3. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

          SECTION 1.4. Certificate of Incorporation; By-laws. At the Effective Time, the Certificate of Incorporation and the By-laws of the Surviving Corporation shall be amended in their entirety to contain the provisions set forth in the Certificate of Incorporation and By-laws of Merger Sub, as in effect immediately prior to the Effective Time.

          SECTION 1.5. Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

                             ARTICLE II

          CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 2.1. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

          (a) Each share of common stock, par value $0.01 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.1(b)) shall be converted, subject to Section 2.2(e), into the right to receive 0.575 of a share of common stock, par value $3.00 per share ("Parent Common Stock"), of Parent (the "Exchange Ratio"), including the corresponding percentage of a right to purchase shares of Junior Participating Preferred Stock, Series B, par value $100 per share, of Parent pursuant to the Rights Agreement, dated November 5, 1998, between Parent and Harris Trust and Savings Bank, as Rights Agent; provided, however, that, in any event, if between the date of this Agreement and the Effective Time the outstanding shares of Parent Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares. All such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive a certificate representing the shares of Parent Common Stock into which such Company Common Stock was converted in the Merger. Certificates previously representing shares of Company Common Stock shall be exchanged for certificates representing whole shares of Parent Common Stock issued in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 2.2, without interest. No fractional share of Parent Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 2.2(e) hereof.

          (b) Each share of Company Common Stock held in the treasury of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

          (c) Each share of common stock, par value $0.01 per share, of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

          SECTION 2.2.   Exchange of Certificates.

          (a) Exchange Agent. As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with Harris Trust and Savings Bank or another bank or trust company designated by Parent and reasonably satisfactory to the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of Parent Common Stock (such certificates for shares of Parent Common Stock, together with cash in lieu of fractional shares and any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.1 in exchange for outstanding shares of Company Common Stock. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Parent Common Stock contemplated to be issued pursuant to Section 2.1 out of the Exchange Fund. Except as contemplated by Section 2.2(e) hereof, the Exchange Fund shall not be used for any other purpose.

          (b) Exchange Procedures. Promptly after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") (1) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in customary form) and
(2) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive in respect of the shares of Company Common Stock formerly represented by such Certificate (after taking into account all shares of Company Common Stock then held by such holder), cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c), and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates. Notwithstanding anything to the contrary contained herein, no certificate representing Parent Common Stock or cash in lieu of a fractional share interest shall be delivered to a person who is a Pooling Affiliate (as defined in Section 6.9(a)) of the Company unless such Pooling Affiliate has theretofore executed and delivered to Parent the agreement referred to in Section 6.9(a). In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Parent Common Stock, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c).

          (c) Distributions with Respect to Unexchanged Shares of Parent Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e), unless and until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest,
(1) promptly, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (2) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

          (d) No Further Rights in Company Common Stock. All shares of Parent Common Stock issued upon conversion of the shares of Company Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.2(c) or (e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

          (e) No Fractional Shares. (1) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share and such fractional share interests will not entitle the owner thereof to any rights of a stockholder of Parent.
          (2) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (A) the number of full shares of Parent Common Stock delivered to the Exchange Agent by Parent pursuant to Section 2.2(a) over (B) the aggregate number of full shares of Parent Common Stock to be distributed to holders of Company Common Stock pursuant to Section 2.2(b) (such excess being herein called the "Excess Shares"). As soon after the Effective Time as practicable, the Exchange Agent, as agent for such holders of Parent Common Stock, shall sell the Excess Shares at then prevailing prices on the New York Stock Exchange, Inc. (the "NYSE"), all in the manner provided in paragraph (3) of this Section 2.2(e).

          (3) The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Until the net proceeds of any such sale or sales have been distributed to such holders of Company Common Stock, the Exchange Agent will hold such proceeds in trust for such holders of Company Common Stock as part of the Exchange Fund. The Company shall pay all commissions, transfer taxes and other out-of-pocket transaction costs of the Exchange Agent incurred in connection with such sale or sales of Excess Shares. In addition, the Company shall pay the Exchange Agent's compensation and expenses in connection with such sale or sales. The Exchange Agent shall determine the portion of such net proceeds to which each holder of Company Common Stock shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction the numerator of which is the amount of the fractional share interest to which such holder of Company Common Stock is entitled (after taking into account all shares of Parent Common Stock to be issued to such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Company Common Stock are entitled.

          (4) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Common Stock with respect to any fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders of Company Common Stock subject to and in accordance with the terms of Section 2.2(c).

          (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to Parent for the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 2.2(e) and any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to
Section 2.2(c), in each case, without any interest thereon.

          (g) No Liability. Neither Parent nor the Company shall be liable to any holder of shares of Company Common Stock for any such shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

          (h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.2(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to
Section 2.2(c), in each case, without any interest thereon.

          (i) Withholding. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent or the Exchange Agent are required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of whom such deduction and withholding was made by Parent or the Exchange Agent.

          SECTION 2.3. Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter, there shall be no further registration of transfers of shares of Company Common Stock theretofore outstanding on the records of the Company.
From and after the Effective Time, the holders of certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.2(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to
Section 2.2(c).

          SECTION 2.4. Stock Options. Prior to the Effective Time, the Company and Parent shall take such action as may be necessary to cause each unexpired and unexercised option to purchase shares of Company Common Stock (each, a "Company Option") under (1) the Company's Amended and Restated 1997 Long-Term Incentive Plan (the "1997 Plan"), a true and complete copy of which has heretofore been provided to Parent by the Company, and (2) the Company's 1999 Long-Term Incentive Plan (the "1999 Plan," and together with the 1997 Plan, the "Company Stock Option Plans"), a true and complete copy of which has heretofore been provided to Parent by the Company, to be exercisable solely for such number of shares of Parent Common Stock as is equal to the number of shares of Company Common Stock that could have been purchased under such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded to the nearest whole number of shares of Parent Common Stock), at a price per share of Parent Common Stock equal to the per-share option exercise price specified in the Company Option divided by the Exchange Ratio (rounded down to the nearest whole cent). Such Company Option shall otherwise be subject to the same terms and conditions (including provisions regarding vesting and the acceleration thereof) as in effect at the Effective Time, including the date of grant. At the Effective Time, (1) all references in the Company Stock Option Plans and in the related stock option agreements to the Company shall be deemed to refer to Parent and (2) Parent shall assume all of the Company's obligations with respect to Company Options as so amended. Promptly after the Effective Time, to the extent necessary to provide for registration of shares of Parent Common Stock subject to such Company Options, Parent shall file a registration statement on Form S-8 (or any successor form) with respect to such shares of Parent Common Stock and shall use its best efforts to maintain such registration statement (or any successor form), including the current status of any related prospectus or prospectuses, for so long as the Company Options remain outstanding. None of the Company Options are "incentive stock options" within the meaning of Section 422 of the Code.

          SECTION 2.5. Warrants. Effective as of the Effective Time, pursuant to the terms of the agreements (collectively, the "Warrant Agreements") governing the outstanding warrants to purchase shares of Company Common Stock (the "Warrants"), Parent shall assume all of the rights and obligations of the Company under all Warrant Agreements and the parties hereto shall each take such action as may be necessary so that upon exercise of each outstanding Warrant, on and after the Effective Time, subject to the terms and provisions thereof, the holder shall receive such number of shares of Parent Common Stock which such holder would have been entitled to receive if such holder exercised such Warrant and thereby received shares of Company Common Stock immediately prior to the Effective Time including, without limitation, the entry into a supplemental agreement with each holder whereby Parent assumes the performance and observance of the covenants and conditions of the applicable Warrant Agreement theretofore to be performed and observed by the Company.

                              ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          Except as set forth in the Disclosure Schedule delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule"), which identifies exceptions only by specific Section references, the Company hereby represents and warrants to Parent as follows:

SECTION 3.1. Organization and Qualification; Subsidiaries. Each of the Company and each subsidiary of the Company (collectively, the "Company Subsidiaries") has been duly organized, and is validly existing and in good standing, under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing or good standing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, "Company Material Adverse Effect" means any change affecting, or condition having an effect on, the Company and the Company Subsidiaries that is, or would reasonably be expected to be, materially adverse to the assets, liabilities, business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole other than any change or condition relating to the economy or securities markets in general, or the industries in which the Company operates in general, and not specifically relating to the Company. Section 3.1 of the Company Disclosure Schedule sets forth a true and complete list of all of the Company Subsidiaries. Except as set forth in Section 3.1 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary holds any interest in a partnership or joint venture of any kind.

          SECTION 3.2. Certificate of Incorporation and By-laws; Corporate Books and Records. The copies of the Company's Restated Certificate of Incorporation (the "Company Certificate") and Amended and Restated By-laws (the "Company By-laws") that are set forth as exhibits to the Company's Form 10-K for the year ended December 31, 1998 are complete and correct copies thereof as in effect on the date hereof.
The Company is not in violation of any of the provisions of the Company Certificate or the Company By-laws. True and complete copies of all minute books of the Company have been made available by the Company to Parent.

          SECTION 3.3. Capitalization. The authorized capital stock of the Company consists of (a) 400,000,000 shares of Company Common
Stock and (b) 20,000,000 shares of preferred stock, par value $0.01 per share (the "Company Preferred Stock"). As of September 10, 1999,
(1) 173,591,700 shares of Company Common Stock were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (2) 7,302,575 shares of Company Common Stock were held in the treasury of the Company or by the Company Subsidiaries, (3) 10,895,347 shares of Company Common Stock were issuable (and such number was reserved for issuance) upon exercise of Company Options outstanding as of such date and (4) 28,715,960 shares of Company Common Stock were issuable (and such number was reserved for issuance) upon exercise of the Warrants. As of the date hereof, 400,000 shares of Company Preferred Stock are designated as Series A Junior Participating Preferred Stock, and no shares of Company Preferred Stock are issued or outstanding. Except for Company Options to purchase not more than 10,895,347 shares of Company Common Stock, Warrants to purchase 28,715,960 shares of Company Common Stock granted pursuant to the Warrant Agreements and arrangements and agreements set forth in
Section 3.3 of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound relating to the issued or unissued capital stock or other equity interests of the Company or any Company Subsidiary, or securities convertible into or exchangeable for such capital stock or equity interests, or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock or equity interests, or securities convertible into or exchangeable for such capital stock, of, or other equity interests in, the Company or any Company Subsidiary. The Company Options referred to in the preceding sentence include, without limitation, all options to purchase Company Common Stock granted in tandem with options to acquire equity interests in Next Level Communications or NLP. NLP has agreed to assume all obligations of Next Level Communications with respect to options to acquire equity interests in Next Level Communications, and from and after the IPO Next Level Communications will have no such obligations. Since September 10, 1999, the Company has not issued any shares of its capital stock, or securities convertible into or exchangeable for such capital stock or other equity interest, other than those shares of capital stock reserved for issuance as set forth in this
Section 3.3 or Section 3.3 of the Company Disclosure Schedule.  The
Company has previously provided Parent with a true and complete list, as of the date hereof, of (A) the prices at which outstanding Company
Options may be exercised under the applicable Company Stock Option Plan, the number of Company Options outstanding at each such price and the vesting schedule of the Company Options for each officer of the Company who may become a "(Section) 16(b)" officer of Parent and (B) the outstanding Warrants, the price at which outstanding Warrants may be exercised and the vesting schedule of the Warrants. All shares of Company Common
Stock subject to issuance under the Company Stock Option Plans or the Warrant Agreements, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in
Section 3.3 of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any Company Subsidiary
(A) restricting the transfer of, (B) affecting the voting rights of,
(C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring the registration for sale of, or (E) granting any preemptive or antidilutive right with respect to, any shares of Company Common Stock or any capital stock of, or other equity interests in, any Company Subsidiary. Except as set forth in Section 3.3 of the Company Disclosure Schedule, each outstanding share of capital stock of, or other equity interest in, each Company Subsidiary is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned by the Company or another Company Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Company Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever. Except as set forth in Section 3.3 of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any Company Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other person, other than guarantees by the Company of any indebtedness or other obligations of any wholly-owned Company
Subsidiary.

          SECTION 3.4   Authority Relative to This Agreement.

          (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated herein to be consummated by the Company. The execution and delivery of this Agreement by the Company and the consummation by the Company of such transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company and no stockholder votes are necessary to authorize this Agreement or to consummate such transactions other than, with respect to the Merger, the adoption of this Agreement by the affirmative vote of a majority of the outstanding shares of Company Common Stock entitled to vote thereon. The Board of Directors of the Company has approved this Agreement and the transactions contemplated hereby and has directed that this Agreement and the transactions contemplated hereby be submitted to the Company's stockholders for approval at a meeting of such stockholders. This Agreement has been duly authorized and validly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

          (b) The Company has taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby, including the Merger, without any further action on the part of the stockholders or the Board of Directors of the Company. True and complete copies of all Board resolutions reflecting such actions have been previously provided to Parent. No other state takeover statute is applicable to the Merger.

          (c) The Rights Agreement, dated as of June 12, 1997, between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, as amended by Amendment dated as of December 16, 1997, has been amended (as so amended, the "Company Rights Agreement") so that:
(1) Parent and Merger Sub are each exempt from the definition of "Acquiring Person" contained in the Company Rights Agreement, and no "Shares Acquisition Date" or "Distribution Date" or "Triggering Event" (as such terms are defined in the Company Rights Agreement) will occur as a result of the execution of this Agreement or the Voting Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement or the Voting Agreement and (2) the Company Rights Agreement will terminate and the Rights will expire immediately prior to the Effective Time. The Company Rights Agreement, as so amended, has not been further amended or modified. True and complete copies of all such amendments to the Company Rights Agreement have been previously provided to Parent.

          SECTION 3.5.   No Conflict; Required Filings and Consents.

          (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, except as set forth in Section 3.5(a) of the Company Disclosure Schedule, (1) (assuming, the stockholder approval set forth in Section 3.4 is obtained) conflict with or violate any provision of the Company's Certificate or the Company's By-laws or any equivalent organizational documents of any Company Subsidiary, (2) assuming that all consents, approvals, authorizations and permits described in Section 3.5(b) have been obtained and all filings and notifications described in
Section 3.5(b) have been made, conflict with or violate any foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding ("Law") applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (3) require any consent or approval under, result in any breach of, any loss of any benefit under or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, Company Permit (as defined in Section 3.6) or other instrument or obligation, except, with respect to clauses (2) and (3), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to either
(A) have a Company Material Adverse Effect or (B) prevent or materially delay the performance of this Agreement by the Company.

          (b) Except as set forth in Section 3.5(a) or 3.5(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any domestic or foreign governmental, administrative, judicial or regulatory authority ("Governmental Entity") or any other person, except (1) under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), state securities or "blue sky" laws ("Blue Sky Laws"), the rules and regulations of the NYSE, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), foreign antitrust and competition laws and the filing and recordation of the Certificate of Merger as required by the DGCL and (2) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially delay consummation of the Merger, (B) otherwise prevent the Company from performing its material obligations under this Agreement or (C) have a Company Material Adverse Effect.

          SECTION 3.6. Permits; Compliance With Law. Each of the Company and the Company Subsidiaries is in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for the Company or any Company Subsidiary to own, lease and operate its properties or to carry on their respective businesses substantially in the manner described in the Company SEC Filings filed prior to the date hereof and substantially as it is being conducted as of the date hereof (the "Company Permits"), and all such Company Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Company Permits would neither, individually or in the aggregate, reasonably be expected to (a) have a Company Material Adverse Effect nor
(b) prevent or materially delay the performance of this Agreement by the Company. Neither the Company nor any Company Subsidiary is in conflict with, or in default or violation of, (1) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (2) any Company Permits, except for any such conflicts, defaults or violations that would neither, individually or in the aggregate, reasonably be expected to (A) have a Company Material Adverse Effect nor (B) prevent or materially delay the performance of this Agreement by the Company.

          SECTION 3.7.   SEC Filings; Financial Statements.

          (a) The Company has timely filed all registration statements, prospectuses, forms, reports and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since July 25, 1997 (collectively, the "Company SEC Filings"). The Company SEC Filings (1) as of their respective dates, were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (2) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act. The registration statement on Form S-1 (the "IPO Registration Statement") filed by Next Level Communications, Inc. ("NL") (1) will, at the time it becomes effective, comply with the requirements of the Securities Act and (2) will not at the time it becomes effective, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Filings was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented fairly the consolidated financial position, results of operations and cash flows of the Company and the consolidated Company Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments which did not and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect). Each of the consolidated financial statements (including, in each case, any notes thereto) of Next Level Communications, L.P. ("NLP") contained in the Company SEC Filings was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented fairly the consolidated financial position, results of operation and cash flows of NLP as of the respective dates thereof and for the respective periods indicated therein. The books and records of the Company and the Company Subsidiaries have been, and are being, maintained in accordance with applicable legal and accounting requirements.

          (c) Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Company Subsidiaries as of December 31, 1998 included in the Company's Form 10-K for the year ended December 31, 1998, including the notes thereto (the "Company's Form 10-K"), neither the Company nor any consolidated Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for liabilities or obligations incurred in the ordinary course of business since December 31, 1998 that would neither, individually or in the aggregate, reasonably be expected to (1) have a Company Material Adverse Effect nor (2) prevent or materially delay the performance of this Agreement by the Company. Except as and to the extent set forth on the consolidated balance sheet of NLP as of December 31, 1998 included in the Company's Form 10-K, NLP has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for liabilities or obligations incurred in the ordinary course of business since December 31, 1998 that would not, individually or in the aggregate, reasonably be expected to either (1) have a Company Material Adverse Effect or (2) prevent or materially delay the performance of this Agreement by the Company.

          (d) Except as and to the extent set forth in Section 3.7(d) of the Company Disclosure Schedule, on the date hereof, there is no suit, claim, action, proceeding, dispute, indemnification claim, or investigation pending or, to the knowledge of the Company, threatened in writing against the Company or any Company Subsidiary, or for which the Company or any Company Subsidiary is obligated to indemnify a third party, arising out of, or relating to, the spin-off of the Company by General Semiconductor, Inc. ("GSI"), and the spin-off of Commscope Inc. by the Company (collectively, the "Spin-Offs"), pursuant to the Distribution Agreement among GSI, the Company and Commscope Inc. dated as of June 12, 1997 (the "Distribution Agreement"), any of the Ancillary Agreements (as defined in the Distribution Agreement) or otherwise. The Company has not and, to the Company's knowledge, neither GSI nor Commscope Inc. has taken any action that would constitute a breach of, or be inconsistent with its obligations under, the Tax Sharing Agreement dated as of July 25, 1997 among GSI, the Company and Commscope Inc. (the "Tax Sharing Agreement"). The Company knows of no reason why the Spin-Offs would fail to be qualified as tax-free transactions under Section 355 of the Code.

          (e) The business purpose for the Spin-Offs was to permit the Company and the businesses now known as GSI and Commscope Inc. to more effectively focus efforts on their respective businesses.

          (f) There was no plan at the time of the Spin-Offs to engage in any subsequent transactions whereby one or more persons would directly or indirectly acquire stock representing a 50% or greater interest in the Company.

          SECTION 3.8. Absence of Certain Changes or Events. Since December 31, 1998, except as specifically contemplated by, or as disclosed in, this Agreement or as and to the extent set forth in
Section 3.8 of the Company Disclosure Schedule, the Company and the Company Subsidiaries have conducted their businesses in the ordinary course consistent with past practice, and, since such date, there has not been (a) any Company Material Adverse Effect or an event or development that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (b) any event or development that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance of this Agreement by the Company, or (c) any action taken by the Company or any of the Company Subsidiaries during the period from January 1, 1999 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1.

          SECTION 3.9.   Employee Benefit Plans; Labor Matters.

          (a) Section 3.9(a) of the Company Disclosure Schedule sets forth a true and complete list as of the date hereof of each material employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan", as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained, or contributed to, by the Company or any Company Subsidiary, or to which the Company or any Company Subsidiary is required to contribute (the "Company Benefit Plans"). With respect to each Company Benefit Plan, the Company has heretofore delivered or made available to Parent a true, correct and complete copy of: (1) each writing constituting a part of such Company Benefit Plan, including without limitation all plan documents, trust agreements, and insurance contracts and other funding vehicles; (2) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (3) the current summary plan description and any material modifications thereto, if any (in each case, whether or not required to be furnished under ERISA);
(4) the most recent annual financial report, if any; (5) the most recent actuarial report, if any; and (6) the most recent determination letter from the IRS, if any. Except as specifically provided in the foregoing documents delivered to Parent, there are no amendments to any Company Benefit Plan that have been adopted or approved nor has the Company or any Company Subsidiary undertaken to make any such amendments or to adopt or approve any new Plan.

          (b) With respect to each Company Benefit Plan which is subject to Title IV of ERISA, or Section 302 of ERISA or Section 412 or 4971 of the Code (1) the present value of accrued benefits under such Company Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Company Benefit Plan's actuary with respect to such Company Benefit Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Company Benefit Plan allocable to such accrued benefits, (2) no "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any Company Benefit Plan for which the 30-day notice requirement has not been waived,
(3) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, (4) all premiums to the Pension Benefit Guaranty Corporation ("PBGC") have been timely paid in full, (5) except as set forth in
Section 3.9(b) of the Company Disclosure Schedule, no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by the Company or any of its subsidiaries, and
(6) the PBGC has not instituted proceedings to terminate any such Company Benefit Plan and, to the Company's knowledge, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Company Benefit Plan. No Company Benefit Plan is a "multiemployer pension plan" (as such term is defined in section 3(37) of ERISA) (a "Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"). Neither the Company nor any Company Subsidiaries nor any of their respective ERISA Affiliates (as defined below) has (1) at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan, or (2) incurred any withdrawal liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan that has not been satisfied in full. Except as set forth in Section 3.9(b) of the Company Disclosure Schedule, there does not now exist, nor, to the knowledge of the Company, do any circumstances exist that could result in, any liability that would be a liability of the Company or any of the Company Subsidiaries following the Closing (1) under Title IV of ERISA,
(2) under section 302 of ERISA, (3) under sections 412 and 4971 of the Code, or (4) as a result of a failure to comply with the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code, other than such liabilities that arise solely out of, or relate solely to, the Company Benefit Plans.

          (c) Each of the Company Benefit Plans has been operated and administered in all material respects in accordance with applicable Laws and administrative rules and regulations of any Governmental Entity, including, but not limited to, ERISA and the Code, except where a violation of any such Law, rule or regulation would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each of the Company Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter as to such qualification from the IRS, and no event has occurred, either by reason of any action or failure to act, which would cause the loss of any such qualification, except where such action or failure to act can be cured without having, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in Section 3.9(c) of the Company Disclosure Schedule, no Company Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of the Company or any Company Subsidiary beyond their retirement or other termination of service, other than (1) coverage mandated by applicable Law, (2) death benefits or retirement benefits under any "employee pension plan" (as such term is defined in Section 3(2) of ERISA), (3) deferred compensation benefits accrued as liabilities on the books of the Company or any Company Subsidiary or (4) benefits the full cost of which is borne by the current or former employee (or his beneficiary). All contributions or other amounts payable by the Company or any Company Subsidiary as of the Effective Time with respect to each Company Benefit Plan in respect of current or prior plan years will have been paid or accrued by such time in accordance with GAAP.

          (d) Except as set forth in Section 3.9(d) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to any collective bargaining or other labor union contract applicable to persons employed by the Company or any Company Subsidiary, and no collective bargaining agreement or other labor union contract is being negotiated by the Company or any Company Subsidiary. There is no labor dispute, strike, slowdown or work stoppage against the Company or any Company Subsidiary pending or, to the knowledge of the Company, threatened which may interfere in any respect that would have a Company Material Adverse Effect with the respective business activities of the Company or any Company Subsidiary. To the knowledge of the Company, none of the Company, any Company Subsidiary or their respective representatives or employees has committed any unfair labor practices in connection with the operation of the respective businesses of the Company or any Company Subsidiary, and there is no charge or complaint against the Company or any Company Subsidiary by the National Labor Relations Board or any comparable state or foreign agency pending or, to the knowledge of the Company, threatened, except where such unfair labor practice, charge or complaint would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (e) The Company has identified in Section 3.9(e) of the Company Disclosure Schedule and has made available to Parent true and complete copies of (1) all severance and employment agreements with directors, executive officers, key employees or consultants of the Company; (2) all severance programs and policies of each of the Company and each Company Subsidiary with or relating to its employees; and
(3) all plans, programs, agreements and other arrangements of each of the Company and each Company Subsidiary with or relating to its employees which contain change in control provisions. Except as set forth in Section 3.9(e) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, such as termination of employment) (A) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of the Company or any Company Subsidiary or affiliate from the Company or any Company Subsidiary or affiliate under any Company Benefit Plan or otherwise, (B) materially increase any benefits otherwise payable under any Company Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any material benefits. No individual who is a party to an employment agreement listed in Section 3.9 (a) of the Disclosure Schedule or any change-of-control employment agreement with the Company has terminated employment or been terminated, nor has any event occurred that could give rise to a termination event, in either case under circumstances that has given, or could give, rise to a severance obligation on the part of the Company under such agreement.

          SECTION 3.10.   Accounting and Tax Matters.

          (a) None of the Company, any Company Subsidiary or, to the knowledge of the Company, any of the Company's affiliates has taken or agreed to take any action that would prevent the Merger from qualifying for "pooling of interests" accounting treatment under applicable U.S. accounting rules, including, without limitation, GAAP and applicable SEC accounting standards, or would prevent the Merger from constituting a transaction qualifying under section 368(a) of the Code. The Company is not aware of any agreement, plan or other circumstance that would prevent the Merger from so qualifying under the accounting rules and section 368(a) of the Code and, as of the date of this Agreement, the Company has no reason to believe that the Merger will not qualify as a "pooling of interests" for accounting purposes.

          (b) The Company has been orally advised by Deloitte & Touche LLP that such firm believes that, assuming consummation of the transactions contemplated hereby in accordance herewith, such firm should be able to deliver the opinion contemplated by Section 7.3(e).

          SECTION 3.11. Contracts; Debt Instruments. Except as disclosed in or filed as exhibits to the Company SEC Filings filed prior to the date hereof, or as disclosed in Section 3.11 of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (a) except as set forth in Sections 3.5(a) and 3.9(e) of the Company Disclosure Schedule, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (b) as of the date hereof,
(A) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (B) which involves expenditures in excess of $40,000,000 or (C) which involves annual expenditures in excess $20,000,000 and is not cancelable within one year, (c) which contains any non-compete or exclusivity provisions with respect to any material line of business or material geographic area with respect to the Company or any of the Company Subsidiaries, or which restricts the conduct of any material line of business by the Company or any of the Company Subsidiaries or any material geographic area in which the Company or any of the Company Subsidiaries may conduct business, in each case in any material respect, or (d) which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement. The Company has previously made available to Parent true and complete copies of all (1) material supply or similar agreements with the parties listed on Schedule 3.11 and any affiliates thereof to which the Company or any of the Company Subsidiaries is a party and (2) employment and deferred compensation agreements with directors, executive officers and key employees, and material agreements with consultants, which are in writing and to which the Company or any of the Company Subsidiaries is a party. Each contract, arrangement, commitment or understanding of the type described in this Section 3.11, whether or not set forth in Section 3.11 of the Company Disclosure Schedule, is referred to herein as a "Company Material Contract." Each Company Material Contract is valid and binding on the Company or a Company Subsidiary, as applicable, and in full force and effect, and the Company and each of the Company Subsidiaries have in all material respects performed all obligations required to be performed by them to the date hereof under each Company Material Contract, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary knows of, or has received notice of, any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Company Material Contract or any other loan or credit agreement, note, bond, mortgage, indenture or lease, or any other contract, agreement, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

          SECTION 3.12. Litigation. Except as and to the extent set forth in Section 3.12 of the Company Disclosure Schedule or in the Company SEC Filings filed prior to the date hereof, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened in writing against the Company or any Company Subsidiary or for which the Company or any Company Subsidiary is obligated to indemnify a third party that (a) would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or (b) as of the date hereof, challenges the validity or propriety, or seeks to prevent consummation of, the transactions contemplated by this Agreement. Neither the Company nor any Company Subsidiary is subject to any outstanding order, writ, injunction, decree or arbitration ruling, award or other finding which has had or would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          SECTION 3.13. Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

          (a) the Company and the Company Subsidiaries (1) are in compliance with all, and are not subject to any liability, in each case with respect to any, applicable Environmental Laws, (2) hold or have applied for all Environmental Permits necessary to conduct their current operations and (3) are in compliance with their respective Environmental Permits;

          (b) neither the Company nor any Company Subsidiary has received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law;

          (c) neither the Company nor any Company Subsidiary (1) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and, to the knowledge of the Company, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto, or (2) is an indemnitor in connection with any claim threatened or asserted in writing by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials; and

          (d) none of the real property owned or leased by the Company or any Company Subsidiary is listed or, to the knowledge of the Company, proposed for listing on the "National Priorities List" under CERCLA, as updated through the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup.

For purposes of this Agreement:

"CERCLA" means the Comprehensive Environmental Response,
Compensation and Liability Act of 1980, as amended as of the date hereof.

"Environmental Laws" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, treaty, writ or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization, policy, opinion, or agency requirement, in each case having the force and effect of law, relating to the pollution, protection, investigation or restoration of the environment, health and safety as affected by the environment or natural resources, including, without limitation, those relating to the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials or noise, odor, wetlands, pollution or contamination.

"Environmental Permits" means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

"Hazardous Materials" means (a) any petroleum, petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (b) any chemical, material or other substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

          SECTION 3.14.   Intellectual Property.

          (a) "Intellectual Property" means all intellectual property or other proprietary rights of every kind, including all domestic or foreign patents, domestic or foreign patent applications, inventions (whether or not patentable), processes, products, technologies, discoveries, copyrightable and copyrighted works, apparatus, trade secrets, trademarks, trademark registrations and applications, service marks, service mark registrations and applications, trade names, trade dress, copyright registrations, customer lists, confidential marketing and customer information, licenses, confidential technical information, software, and all documentation thereof.

          (b) The Company owns or has the defensible right to use, whether through ownership, licensing or otherwise, all Intellectual Property significant to the businesses of the Company and the Company Subsidiaries in substantially the same manner as such businesses are conducted on the date hereof ("Material Intellectual Property"). Except as set forth in Section 3.14 of the Company Disclosure Schedule and except as would not, individually or in the aggregate, reasonably be expected to have a material adverse impact on the validity or value of any Material Intellectual Property: (1) no written claim of invalidity or conflicting ownership rights with respect to any Material Intellectual Property has been made by a third party and no such Intellectual Property is the subject of any pending or, to the Company's knowledge, threatened action, suit, claim, investigation, arbitration or other proceeding; (2) no person or entity has given notice to the Company or any Company Subsidiary that the use of any Material Intellectual Property by the Company, any Company Subsidiary or any licensee is infringing or has infringed any domestic or foreign patent, trademark, service mark, trade name, or copyright or design right, or that the Company, any Company Subsidiary or any licensee has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how; (3) to the Company's knowledge after due inquiry for such purpose, the making, using, selling, manufacturing, marketing, licensing, reproduction, distribution, or publishing of any process, machine, manufacture or product related to any Material Intellectual Property, does not and will not infringe any domestic or foreign patent, trademark, service mark, trade name, copyright or other intellectual property right of any third party, and does not and will not involve the misappropriation or improper use or disclosure of any trade secrets, confidential information or know-how of any third party; (4) to the Company's knowledge, there exists no prior act or current conduct or use by the Company, any Company Subsidiary or any third party that would void or invalidate any Material Intellectual Property; and (5) the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby and thereby will not breach, violate or conflict with any instrument or agreement concerning any Material Intellectual Property, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of the Material Intellectual Property or impair the right of Parent or the Surviving Corporation to make, use, sell, license or dispose of, or to bring any action for the infringement of, any Material Intellectual Property. In addition, the matters disclosed on Section 3.14 of the Company Disclosure Schedule would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          SECTION 3.15.   Taxes.

          (a) The Company and the Company Subsidiaries have timely filed or will timely file all material returns and reports required to be filed with any taxing authority with respect to Taxes for any period ending on or before the Effective Time, taking into account any extension of time to file granted to or obtained on behalf of the Company and the Company Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (1) all Taxes that are due prior to the (A) date hereof have been paid or accrued and (B) Effective Time will be paid or accrued prior thereto and (2) no deficiency for any Tax has been asserted or assessed by a taxing authority against the Company or any of the Company Subsidiaries which deficiency has not been paid or is not being contested in good faith. The Company and the Company Subsidiaries have provided adequate reserves (in accordance with GAAP) in their financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns. As used in this Agreement, "Taxes" shall mean any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers' duties, tariffs and similar charges.

          (b) There are no audits or disputes pending, or claims asserted in writing for, Taxes or assessments for which the Company or any of its Subsidiaries is responsible, nor has the Company or any of its Subsidiaries been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any federal or state income tax return for which the Company is responsible for any period which audits, disputes, claims, assessments or waivers would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

          (c) There are no material Tax liens upon any property or assets of the Company or any of the Company Subsidiaries except liens for current Taxes not yet due.

          (d) Neither the Company nor any of its Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company or any of its Subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method, in either case which adjustment or change has had or would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

          (e) Neither the Company nor any of its Subsidiaries has entered into a transaction which is being accounted for under the installment method of Section 453 of the Code, which could reasonably be expected to have a Company Material Adverse Effect.

          (f) Each of the Company and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

          (g) Neither the Company nor any of its Subsidiaries is a party to any material Tax allocation or sharing agreement, other than the Tax Sharing Agreement. To the best knowledge of the Company, neither the Company nor any of its Subsidiaries is responsible for the Taxes of any other person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee, by contract, or otherwise which could reasonably be expected to give rise to a Company Material Adverse Effect.

          (h) The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period described in Code Section 897(c)(1)(A)(ii).

          (i) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, none of the interest payable by the Company or any of its Subsidiaries under outstanding indebtedness is nondeductible under Code Section 163 or is treated as interest on corporate acquisition indebtedness under Code
Section 279.

          (j) Neither the Company nor any of its Subsidiaries is a party to any contract, plan, or arrangement under which it is obligated to make or to provide, or could become obligated to make or to provide, a payment or benefit that would be nondeductible under Code Section 280G.

          SECTION 3.16. Insurance. The Company maintains insurance coverage with reputable insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company (taking into account the cost and availability of such insurance).

          SECTION 3.17. Opinion of Financial Advisors. Each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and CIBC World Markets Corp. (collectively, the "Company Financial Advisors") has delivered to the Board of Directors of the Company its separate oral opinion as of the date hereof that, as of the date hereof, the Exchange Ratio was fair from a financial point of view to the holders of Company Common Stock.

          SECTION 3.18. Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of capital stock or other equity interests of the Company or any Company Subsidiary necessary to approve the Merger.

          SECTION 3.19. Brokers. No broker, finder or investment banker (other than the Company Financial Advisors) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or any Company Subsidiary. The Company has heretofore made available to Parent a true and complete copy of all agreements between the Company and the Company Financial Advisors pursuant to which such firm would be entitled to any payment relating to the Merger.

          SECTION 3.20. Year 2000 Compliance. The Company has taken steps that are reasonable to ensure that the occurrence of the year 2000 will not materially and adversely affect the information and business systems of the Company or its Subsidiaries, and it is the Company's reasonable expectation that no material expenditures in excess of currently budgeted items will be required in order to cause such systems to operate properly following the change of the year 1999 to 2000.

          SECTION 3.21. Disclosure. Notwithstanding anything to the contrary herein, any matter disclosed in any section of the Company Disclosure Schedule shall be considered disclosed for other sections of the Company Disclosure Schedule (but only to the extent such matter on its face would reasonably be expected to be pertinent to a particular section of the Company Disclosure Schedule in light of the disclosure made in such section).

                                ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES
                          OF PARENT AND MERGER SUB

          Except as set forth in the Disclosure Schedule delivered by Parent and Merger Sub to the Company prior to the execution of this Agreement (the "Parent Disclosure Schedule"), which shall identify exceptions by specific Section references, Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

SECTION 4.1. Organization and Qualification; Subsidiaries. Each of Parent, Merger Sub and each other subsidiary of Parent (collectively, the "Parent Subsidiaries") has been duly organized, and is validly existing and in good standing, under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Each of Parent, Merger Sub and the other Parent Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing or good standing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Agreement, "Parent Material Adverse Effect" means any change affecting, or condition having an effect on, Parent, Merger Sub and the Parent Subsidiaries that is, or would reasonably be expected to be, materially adverse to the assets, liabilities, business, financial condition or results of operations of Parent and the Parent Subsidiaries, taken as a whole, other than any change or condition relating to the economy or securities markets in general, or the industries in which Parent operates in general, and not specifically relating to Parent.

          SECTION 4.2. Certificate of Incorporation and By-laws; Corporate Books and Records. The copies of Parent's Restated Certificate of Incorporation and By-laws that are set forth as exhibits to Parent's Form 10-K for the year ended December 31, 1998 are complete and correct copies thereof as in effect on the date hereof. Parent is not in violation of any of the provisions of its Restated Certificate of Incorporation or By-laws.

          SECTION 4.3. Capitalization. The authorized capital stock of Parent consists of (a) 1,400,000,000 shares of Parent Common Stock and (b) 500,000 shares of preferred stock, par value $100 per share (the "Parent Preferred Stock"). As of August 27, 1999, (1) 608,392,300 shares of Parent Common Stock were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights and (2) 80,192 shares of Parent Common Stock were held in the treasury of Parent or by the Parent Subsidiaries. As of September 13, 1999, 35,687,689 shares of Parent Common Stock were reserved for issuance upon exercise of stock options, rights and warrants outstanding as of such date. As of August 27, 1999, 1,927,908 shares of Parent Common Stock were issuable in connection with Parent's Liquid Yield Option Notes due 2009 and Liquid Yield Option Notes due 2013. As of the date hereof, 250,000 shares of the Parent Preferred Stock are designated as Junior Participating Preferred Stock, Series B and no shares of Parent Preferred Stock are issued and outstanding. As of August 27, 1999, except for stock options and agreements or arrangements described in Section 4.3 or Section 4.3 of the Parent Disclosure Schedule and for Parent's preferred share purchase rights, there were no options, warrants or other rights to purchase capital stock of Parent, or securities convertible into or exchangeable for such capital stock or obligating Parent to issue or sell any shares of capital stock, or securities convertible into or exchangeable for such capital stock of Parent. The shares of Parent Common Stock to be issued in connection with the Merger, when issued as contemplated herein, will be duly authorized, validly issued, fully paid and nonassessable and will not be issued in violation of any preemptive rights.

          SECTION 4.4 Authority Relative to This Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated herein to be consummated by Parent. Each of (a) the execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by Parent and Merger Sub of such transactions and (b) the issuance (the "Share Issuance") of shares of Parent Common Stock in accordance with the Merger have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent and Merger Sub and no other stockholder votes are necessary to authorize this Agreement or to consummate such transactions other than, with respect to the Share Issuance, the approval of the Share Issuance by an affirmative vote of a majority of the shares of Parent Common Stock represented at a meeting of the stockholders of Parent called for such purpose and entitled to vote thereon (provided that at least a majority of such shares are represented in person or by proxy at such meeting), if required for NYSE purposes. This Agreement has been duly authorized and validly executed and delivered by Parent and Merger Sub and constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms.

          SECTION 4.5.   No Conflict; Required Filings and Consents.

          (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (1) conflict with or violate any provision of the Certificate of Incorporation or By-laws of Parent or Merger Sub,
(2) assuming that all consents, approvals, authorizations and permits described in Section 4.5(b) have been obtained, that all filings and notifications described in Section 4.5(b) have been made, and that the stockholders have approved the Share Issuance (if required for NYSE purposes) as described in Section 4.4, conflict with or violate any foreign or domestic Law applicable to Parent or Merger Sub or any Parent Subsidiary or by which any property or asset of Parent, Merger Sub or any Parent Subsidiary is bound or affected or (3) except as set forth in
Section 4.5(a) of the Parent Disclosure Schedule, result in any breach of, any loss of any benefit under or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent, Merger Sub or any Parent Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, other instrument or obligation, except, with respect to clauses (2) and (3), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to either (A) have a Parent Material Adverse Effect nor (B) prevent or materially delay the performance of this Agreement by Parent and Merger Sub.

          (b) Except as set forth in Section 4.5(b) of the Parent Disclosure Schedule, the execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any domestic or foreign Governmental Entity, except (1) under the Exchange Act, the Securities Act, Blue Sky Laws, the rules and regulations of NYSE, the HSR Act, foreign antitrust and competition laws, filing and recordation of the Certificate of Merger as required by the DGCL and as otherwise set forth in Section 4.5(b) of the Parent Disclosure Schedule and (2) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially delay consummation of the Merger, (B) otherwise prevent Parent from performing its material obligations under this Agreement or
(C) have a Parent Material Adverse Effect.

          SECTION 4.6.   SEC Filings; Financial Statements.

          (a) Parent has timely filed all registration statements, prospectuses, forms, reports and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since January 1, 1998 (collectively, the "Parent SEC Filings"). Except as set forth in Section 4.6 of the Parent Disclosure Schedule, the Parent SEC Filings (1) as of their respective dates were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (2) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          (b) Except as set forth in Section 4.6 of the Parent Disclosure Schedule, each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Filings was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented fairly the consolidated financial position of Parent and the consolidated Parent Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which did not and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect). The books and records of Parent and the Parent Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

          SECTION 4.7. Absence of Certain Changes or Events. Since December 31, 1998, except as specifically contemplated by, or as disclosed in, this Agreement or as set forth in Section 4.7 of the Parent Disclosure Schedule, there has not been (a) any Parent Material Adverse Effect or an event or development that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (b) any event or development that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance of this Agreement by Parent, or (c) any action taken by Parent or any of the Parent Subsidiaries during the period from January 1, 1999 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.2.

          SECTION 4.8.   Accounting and Tax Matters.

          (a) None of Parent, Merger Sub, any Parent Subsidiary or, to the knowledge of Parent, any of Parent's affiliates has taken or agreed to take any action that would prevent the Merger from qualifying for "pooling of interests" accounting treatment under applicable U.S. accounting rules, including, without limitation, GAAP and applicable SEC accounting standards, or would prevent the Merger from constituting a transaction qualifying under section 368(a) of the Code. Parent is not aware of any agreement, plan or other circumstance that would prevent the Merger from so qualifying under the accounting rules and section 368(a) of the Code and, as of the date of this Agreement, Parent has no reason to believe that the Merger will not qualify as a "pooling of interests" for accounting purposes.

          (b) Parent has been orally advised by KPMG LLP that such firm believes that, assuming consummation of the transactions contemplated hereby in accordance herewith, such firm should be able to deliver the opinion contemplated by Section 7.2(e).

          SECTION 4.9.   Ownership of Merger Sub; No Prior Activities.

          (a) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

          (b) All of the outstanding capital stock of Merger Sub is owned directly by Parent. There are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which Merger Sub is a party of any character relating to the issued or unissued capital stock of, or other equity interests in, Merger Sub or obligating Merger Sub to grant, issue or sell any shares of the capital stock of, or other equity interests in, Merger Sub, by sale, lease, license or otherwise. There are no obligations, contingent or otherwise, of Merger Sub to repurchase, redeem or otherwise acquire any shares of the capital stock of Merger Sub.

          (c) Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

          SECTION 4.10. Opinion of Financial Advisor. Goldman, Sachs & Co. (the "Parent Financial Advisor") has delivered to the Board of Directors of Parent its oral opinion as of the date hereof that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to Parent.

          SECTION 4.11 Brokers. No broker, finder or investment banker (other than the Parent Financial Advisor) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or any Parent Subsidiary.

          SECTION 4.12. Disclosure. Notwithstanding anything to the contrary herein, any matter disclosed in any section of the Parent Disclosure Schedule shall be considered disclosed for other sections of the Parent Disclosure Schedule (but only to the extent such matter on its face would reasonably be expected to be pertinent to a particular section of the Parent Disclosure Schedule in light of the disclosure made in such section).
                              ARTICLE V

                              COVENANTS

SECTION 5.1. Conduct of Business by the Company Pending the Closing. The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.1 of the Company Disclosure Schedule or as specifically permitted by any other provision of this Agreement, unless Parent shall otherwise agree in writing:
(a) the business of the Company and the Company Subsidiaries shall be conducted in the ordinary course of business consistent with past practice and (b) the Company shall use its reasonable best efforts to keep available the services of such of the current officers, key employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with such of the customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations as is reasonably necessary in order to preserve substantially intact its business organization. By way of amplification and not limitation, except as set forth in Section 5.1 of the Company Disclosure Schedule or as specifically permitted by any other provision of this Agreement, the Company shall not (unless required by applicable Laws or stock exchange regulations), and shall not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent:

          (a) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents;

          (b) (1) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other equity interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other equity interests or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary, other than the issuance of Company Common Stock upon the exercise of Company Options or Warrants in accordance with their terms or (2) except in the ordinary course of business consistent with past practice, sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets of the Company or any Company Subsidiary;

          (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than dividends paid by wholly-owned Company Subsidiaries to the Company or to other wholly-owned Company Subsidiaries) or enter into any agreement with respect to the voting of its capital stock;

          (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

          (e) (1) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization, person or any division thereof (other than a wholly-owned Company Subsidiary) or any assets, other than acquisitions of assets in the ordinary course of business consistent with past practice and any other acquisitions for consideration that is individually not in excess of $10,000,000, or in the aggregate, not in excess of $40,000,000; (2) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than a wholly-owned Company Subsidiary) for borrowed money, except for indebtedness for borrowed money incurred in the ordinary course of business or other indebtedness for borrowed money with a maturity of not more than one year in a principal amount not, in the aggregate, in excess of $5,000,000; (3) terminate, cancel or request any material change in, or agree to any material change in, any Company Material Contract other than in the ordinary course of business consistent with past practice; (4) make or authorize any capital expenditure in excess of the Company's budget as disclosed to Parent prior to the date hereof, other than capital expenditures that are not, in the aggregate, in excess of $10,000,000 for the Company and the Company Subsidiaries taken as a whole; or (5) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.1(e);

          (f) except as may be required by contractual commitments or corporate policies with respect to severance or termination pay in existence on the date hereof as disclosed in Section 3.9 of the Company Disclosure Schedule: (1) increase the compensation payable or to become payable to its officers or employees (except for increases in accordance with past practices in salaries or wages of employees of the Company or any Company Subsidiary which are not across-the-board increases),
(2) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any Company Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Law or the terms of a collective bargaining agreement or (3) take any affirmative action to accelerate the vesting of any stock-based compensation;

          (g) make any change in accounting policies or procedures, other than in the ordinary course of business consistent with past practice or except as required by GAAP or by a Governmental Entity;

          (h) waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration;

          (i) make any material tax election or settle or compromise any material federal, state, local or foreign income tax liability;

          (j) take any action that would prevent or impede the Merger from qualifying (1) for "pooling-of-interests" accounting treatment or
(2) as a reorganization within the meaning of Section 368 of the Code;

          (k) amend or modify, or propose to amend or modify, or otherwise take any action under, the Company Rights Agreement;

          (l) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which the Company is a party;

          (m) write up, write down or write off the book value of any assets, individually or in the aggregate, in excess of $5,000,000 except for depreciation and amortization in accordance with GAAP consistently applied;

          (n) take any action to exempt or make not subject to (1) the provisions of Section 203 of the DGCL, (2) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares or (3) the Company Rights Agreement, any person or entity (other than Parent or its subsidiaries) or any action taken thereby, which person, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

          (o) take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in
Article VII not being satisfied, except, in every case, as may be required by applicable Law; or

          (p) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

          SECTION 5.2. Conduct of Business by Parent Pending the Closing. Except as set forth in Section 5.2 of the Parent Disclosure Schedule or as specifically permitted by any other provision of this Agreement, Parent shall not (unless required by applicable Laws or stock exchange regulations), and shall not permit any Parent Subsidiary (unless required by applicable Laws or stock exchange regulations) to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following, without the prior written consent of the Company:

          (a) amend or otherwise change Parent's Certificate of Incorporation or By-laws or equivalent organizational documents in a manner that adversely affects the rights of holders of Parent Common Stock;

          (b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of Parent's capital stock (other than regular quarterly cash dividends);

          (c) make any change in accounting policies or procedures, other than in the ordinary course of business consistent with past practice or except as required by GAAP or a Governmental Entity;

          (d) take any action that would prevent or impede the Merger from qualifying (1) for "pooling of interests" accounting treatment or
(2) as a reorganization within the meaning of Section 368 of the Code; take any action that is intended or could reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied, except, in every case, as may be required by applicable Law; or

          (f) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

          SECTION 5.3. Cooperation. The Company and Parent shall coordinate and cooperate in connection with (a) the preparation of the Registration Statement (as defined in Section 6.1(a)) and the Proxy Statement (as defined in Section 6.1(a)), (b) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Company Material Contracts, in connection with the consummation of the Merger and (c) seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Registration Statement and the Proxy Statement and timely seeking to obtain any such actions, consents, approvals or waivers.

          SECTION 5.4. Next Level Communications. The parties hereby agree and acknowledge that the Company may proceed to effect the initial public offering and other associated transactions upon the terms and subject to the conditions set forth in the registration statement on Form S-1 filed prior to the date hereof (as so filed, without giving effect to any amendments thereto, the "Form S-1") by NL (the "IPO"); provided that (1) except as set forth in Section 5.4 of the Company Disclosure Schedule, in no event shall the Company own, following the IPO, less than 65-70% of the fully diluted equity of NL, (2) no action shall be taken by the Company in connection with the IPO that would prevent the Merger from qualifying for "pooling of interests" accounting treatment or would prevent the Merger from qualifying under Section 368(a) of the Code, (3) no change shall be made by the Company to any material term or condition of the IPO from those set forth in the Form S-1 without the consent of Parent and (4) prior to the effectiveness of the IPO, the certificate of incorporation and bylaws of NL, along with the voting trust agreement described in the Form S-1, shall be amended such that, upon the effectiveness of the Merger, the voting trust shall terminate, NL shall have one class of common stock with one vote per share and the Company shall be able to exercise voting control of NL including, without limitation, to elect a majority of the Board of NL. The parties acknowledge and agree that so long as the Company complies with the foregoing sentence, there shall be no breach of any representation, warranty or covenant herein by virtue of the IPO. Each of Parent and the Company agree to certain additional matters set forth in Section 5.4 of the Company Disclosure Schedule.

                                 ARTICLE VI

                           ADDITIONAL AGREEMENTS

SECTION 6.1.   Registration Statement; Proxy Statement.

          (a) As promptly as practicable after the execution of this Agreement, Parent and the Company shall prepare and file with the SEC a joint proxy statement relating to the meeting of the Company's stockholders to be held in connection with the Merger and, if required for NYSE purposes, the meeting of the Parent's stockholders to be held in connection with the Share Issuance (together with any amendments thereof or supplements thereto, the "Proxy Statement") and Parent shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the "Registration Statement") in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued to the stockholders of the Company pursuant to the Merger. Each of Parent and the Company will use all reasonable efforts to cause the Registration Statement to become effective as promptly as practicable, and, prior to the effective date of the Registration Statement, Parent shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of Parent Common Stock in the Merger. Each of Parent and the Company shall furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions and the preparation of the Registration Statement and Proxy Statement. As promptly as practicable after the Registration Statement shall have become effective, each of the Company and, if required for NYSE purposes, Parent shall mail the Proxy Statement to its stockholders. The Proxy Statement shall include the recommendation of the Board of Directors of the Company in favor of the Merger (subject to the last sentence of Section 6.4(d) hereof) and, if Parent stockholder approval is sought, the recommendation of the Board of Directors of Parent in favor of the Share Issuance.

          Subject to the last sentence of Section 6.4(d) hereof, no amendment or supplement to the Proxy Statement or the Registration Statement will be made by Parent or the Company without the approval of the other party (which approval shall not be unreasonably withheld or delayed). Parent and the Company each will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

          (b) The information supplied by Parent for inclusion in the Registration Statement and the Proxy Statement shall not, at (1) the time the Registration Statement is declared effective, (2) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (3) if applicable, the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders of Parent, (4) the time of the Company Stockholders' Meeting (as defined in Section 6.2(a)), (5) if applicable, the time of the Parent Stockholders' Meeting (as defined in Section 6.2(b)), and (6) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to Parent or any Parent Subsidiary, or their respective officers or directors, should be discovered by Parent which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, Parent shall promptly inform the Company. All documents that Parent is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

          (c) The information supplied by the Company for inclusion in the Registration Statement and the Proxy Statement shall not, at (1) the time the Registration Statement is declared effective, (2) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (3) if applicable, the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders of Parent, (4) the time of the Company Stockholders' Meeting, (5) if applicable, the time of the Parent Stockholders' Meeting (as defined in Section 6.2(b)), and (6) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, the Company shall promptly inform Parent. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

          SECTION 6.2.   Stockholders' Meetings.

          (a) Company Stockholders' Meeting. The Company shall call and hold a meeting of its stockholders (the "Company Stockholders' Meeting") as promptly as practicable for the purpose of voting upon the approval of the Merger, and the Company shall use its best efforts to hold the Company Stockholders' Meeting as soon as practicable after the date on which the Registration Statement becomes effective. Without limiting the generality of the foregoing, the Company agrees that it shall continue to be obligated to call a meeting pursuant to the first sentence of this Section 6.2(a) even if the withdrawal or modification in any adverse manner of its approval or recommendation of this Agreement is permitted under the last sentence of Section 6.4(d) hereof.

          (b) Parent Stockholders' Meeting. If required for NYSE purposes, Parent shall call and hold a meeting of its stockholders (the "Parent Stockholders' Meeting") as promptly as practicable for the purpose of voting upon the approval of the Share Issuance, and, if so required, Parent shall use its best efforts to hold the Parent Stockholders' Meeting as soon as practicable after the date on which the Registration Statement becomes effective.

          SECTION 6.3.   Access to Information; Confidentiality.

          (a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or Parent or any of their respective subsidiaries is a party (which such person shall use reasonable best efforts to cause the counterparty thereto to waive) or pursuant to applicable Law or the regulations or requirements of any stock exchange or other regulatory organization with whose rules the parties are required to comply, from the date of this Agreement to the Effective Time, each party shall (and shall cause its subsidiaries to): (1) provide to the other party (and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, "Representatives") access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof and (2) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request. No investigation conducted pursuant to this Section
6.3 shall affect or be deemed to modify any representation or warranty made in this Agreement.

          (b) The parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement previously executed by the Company and Parent (the "Confidentiality Agreements") with respect to the information disclosed pursuant to this Section 6.3.

          SECTION 6.4   No Solicitation of Transactions.

          (a) Neither the Company nor any of the Company Subsidiaries shall, directly or indirectly, take (nor shall the Company authorize or permit its Representatives or, to the extent within the Company's control, other affiliates to take) any action to (1) encourage (including by way of furnishing nonpublic information), solicit, initiate or facilitate any Acquisition Proposal (as defined in Section 6.4(c)), (2) enter into any agreement with respect to any Acquisition Proposal or (3) participate in any way in discussions or negotiations with, or furnish any information to, any person in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; provided, however, that if, at any time prior to the obtaining of the Company's stockholders' approval of the Merger, the Board of Directors of the Company determines in good faith, based on the advice of outside counsel, that it is necessary to do so to discharge properly its fiduciary duties to stockholders, the Company may, in response to a Superior Proposal and subject to such party's compliance with Section 6.4(b), (A) furnish information with respect to the Company and the Company Subsidiaries to the person making such Superior Proposal pursuant to a customary confidentiality agreement the benefits of the terms of which are no more favorable to the other party to such confidentiality agreement than those in place with Parent and
(B) participate in discussions with respect to such Superior Proposal. It is expressly understood and agreed that with respect to the foregoing proviso, the Company's legal and financial advisors shall be able to make inquiries, and engage in discussions, with any party that has made an Acquisition Proposal (and such party's legal and financial advisors) in order to elicit information to allow the Board of Directors of the Company to determine in good faith if such Acquisition Proposal is a Superior Proposal. The Company shall cease immediately and cause to be terminated any and all existing discussions or negotiations with any parties conducted heretofore with respect to an Acquisition Proposal and promptly request that all confidential information furnished on behalf of the Company be returned.

          (b) The Company will as promptly as practicable communicate to Parent any inquiry received by it relating to any potential Acquisition Proposal and the material terms of any proposal or inquiry, including the identity of the person and its affiliates making the same, that it may receive in respect of any such transaction, or of any such information requested from it or of any such negotiations or discussions being sought to be initiated with it; and shall keep Parent fully informed on a prompt basis with respect to any developments with respect to the foregoing.

          (c) "Acquisition Proposal" means any offer or proposal concerning any (1) merger, consolidation, business combination, or similar transaction involving the Company, (2) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture, or otherwise of assets of the Company or the Company Subsidiaries representing 20% or more of the consolidated assets of the Company and the Company Subsidiaries,
(3) issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture, or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company or (4) transaction in which any person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange
Act), or the right to acquire beneficial ownership or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the outstanding voting capital stock of the Company. "Superior Proposal" means a bona fide Acquisition Proposal made by a third party which was not solicited by the Company, its subsidiaries, Representatives or other affiliates and which, in the good faith judgment of the Company's Board of Directors, taking into account, to the extent deemed appropriate by the Company's Board of Directors, the various legal, financial and regulatory aspects of the proposal and the person making such proposal (A) if accepted, is reasonably likely to be consummated, and (B) if consummated, is reasonably likely to result in a transaction that is more favorable to the Company's stockholders (in their capacity as stockholders), from a financial point of view, than the transactions contemplated by this Agreement.

          (d) Neither the Board of Directors of the Company nor any committee thereof shall (1) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by the Board of Directors or such committee of the adoption and approval of the Merger and the matters to be considered at the Company Stockholders' Meeting, (2) other than the Merger, approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (3) other than the Merger, cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Acquisition Proposal. Nothing contained in this Section 6.4 shall prohibit the Company (A) from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to its stockholders if, in the good faith judgment of its Board of Directors, based on the advice of outside counsel, failure to so disclose would result in a violation of applicable Law, or (B) in the event that a Superior Proposal is made, from withdrawing or modifying its recommendation of the Merger no earlier than two business days following written notice to Parent of its intention to do so, so long as the Company continues to comply with all other provisions of this Agreement including, without limitation, Section 6.2(a) hereof.

          SECTION 6.5.   Appropriate Action; Consents; Filings.

          (a) The Company and Parent shall use their reasonable best efforts to (1) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable,
(2) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their subsidiaries, or to avoid any action or proceeding by any Governmental Entity (including, without limitation, those in connection with the HSR Act), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, including, without limitation, the Merger, and (3) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws, (B) the HSR Act and (C) any other applicable Law; provided, that Parent and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith and, provided, further, that nothing in this Section 6.5(a) shall require Parent to agree to (1) the imposition of conditions, (2) the requirement of divestiture or (3) the requirement of expenditure of money by Parent or the Company to a third party in exchange for any such consent that, in any such case, would be materially adverse to Parent, the Company and their subsidiaries, taken as a whole). The Company and Parent shall furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement and the Registration Statement) in connection with the transactions contemplated by this Agreement. The Company and Parent shall not take any action, or refrain from taking any action, the effect of which would be to delay or impede the ability of the Company and Parent to consummate the transactions contemplated by this Agreement.

          (b) (1) The Company and Parent shall give (or shall cause their respective subsidiaries to give) any notices to third parties, and use, and cause their respective subsidiaries to use, all reasonable efforts to obtain any third party consents, (A) necessary, proper or advisable to consummate the transactions contemplated in this Agreement,
(B) required to be disclosed in the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, or (C) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time or a Parent Material Adverse Effect from occurring after the Effective Time.

          (2) In the event that either party shall fail to obtain any third party consent described in subsection (b)(1) above, such party shall use all reasonable efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon the Company and Parent, their respective subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

          (c) From the date of this Agreement until the Effective Time, the Company shall promptly notify Parent in writing of any pending or, to the knowledge of the Company, threatened action, suit, arbitration or other proceeding or investigation by any Governmental Entity or any other person (1) challenging or seeking material damages in connection with the Merger or the conversion of Company Common Stock into Parent Common Stock pursuant to the Merger or (2) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Parent or its subsidiaries to own or operate all or any portion of the businesses or assets of the Company or its subsidiaries, which in either case would reasonably be expected to have a Company Material Adverse Effect prior to or after the Effective Time or a Parent Material Adverse Effect after the Effective Time.

          SECTION 6.6. Pooling. From and after the date hereof and until the Effective Time, none of Parent, Merger Sub, the Company, or any of their respective subsidiaries or other affiliates over which they exercise control, shall knowingly take any action, or knowingly fail to take any action, that would reasonably be expected to jeopardize the treatment of the Merger as a "pooling of interests" for accounting purposes. Between the date of this Agreement and the Effective Time, each of Parent, Merger Sub and the Company shall take all reasonable actions necessary to cause the Merger to be characterized as a "pooling of interests" for accounting purposes if such a characterization shall have been jeopardized by action taken by Parent, Merger Sub or the Company prior to the Effective Time.

          SECTION 6.7. Letters of Accountants. Each of Parent and the Company shall use their reasonable best efforts to cause to be delivered to the other two letters from their respective independent public accountants, one dated the date on which the Registration Statement shall become effective and one dated a date within two business days before the Effective Time, in form and substance reasonably satisfactory to the recipient and customary in scope and substance for comfort letters delivered by independent public accountants.

          SECTION 6.8. Certain Notices. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of (a) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied or
(b) the failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.8 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

          SECTION 6.9.   Pooling Affiliates.
Not less than 45 days prior to the Effective Time, the Company shall deliver to Parent a list of names and addresses of each person who, in the Company's reasonable judgment, is an affiliate within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act or otherwise applicable SEC accounting releases with respect to "pooling of interests" accounting treatment (each such person, a "Pooling Affiliate") of the Company. The Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. The Company shall deliver or cause to be delivered to Parent, not later than 30 days prior to the Effective Time, an affiliate letter in the form attached hereto as Exhibit 6.9(a), executed by each of the Pooling Affiliates of the Company identified in the foregoing list. Parent shall be entitled to place legends as specified in such affiliate letters on the certificates evidencing any of the Parent Common Stock to be received by such Pooling Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of such Letters.

          (a) Not less than 45 days prior to the Effective Time, Parent shall deliver to the Company a list of names and addresses of each person who, in Parent's reasonable judgment is a Pooling Affiliate of Parent. Parent shall provide the Company such information and documents as the Company shall reasonably request for purposes of reviewing such list. Parent shall deliver or cause to be delivered to the Company, not later than 30 days prior to the Effective Time, an affiliate letter in form comparable to Exhibit 6.9(a), with such modifications as may be appropriate, executed by each of the Pooling Affiliates of Parent identified in the foregoing list.

          SECTION 6.10. Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or any listing agreement with the NYSE or the National Association of Securities Dealers, Inc.

          SECTION 6.11 Stock Exchange Listing. Parent shall promptly prepare and submit to the NYSE and any other applicable exchange a listing application covering the shares of Parent Common Stock to be issued in the Merger and shall use reasonable best efforts to cause such shares to be approved for listing on such exchange, subject to official notice of issuance, prior to the Effective Time.

          SECTION 6.12.   Employee Benefit Matters.

          (a) Obligations of Parent; Comparability of Benefits. Except with respect to the incentive, benefits and perquisite plans and programs ("Benefit Plans") specifically provided for in Exhibit B hereto, as to which the specific provisions therein shall override the provisions set forth herein, following the Merger employees and former employees of the Company and the Company Subsidiaries ("Company Employees") shall be eligible to participate in all Benefit Plans of Parent on a basis no less favorable, in the aggregate, than that for comparable officers and employees of Parent. Notwithstanding the foregoing, nothing herein shall require (1) the continuation of any particular Parent benefit plan or prevent the amendment or termination thereof (subject to the maintenance, in the aggregate, of the benefits as provided in the preceding sentence) or (2) Parent or the Surviving Corporation to continue or maintain any stock purchase or other equity plan related to the equity of the Company or the Surviving Corporation.

          (b) Pre-Existing Limitations; Deductible; Service Credit. With respect to any Benefit Plans of Parent or any Parent Subsidiary in which the Company Employees participate effective as of the Effective Time, Parent shall, or shall cause the Surviving Corporation to (1) waive any limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Company Employees under which any welfare Benefit Plan in which such Company Employees may be eligible to participate after the Effective Time (provided, however, that no such waiver shall apply to a pre-existing condition of any Company Employee to the extent that he or she was, as of the Effective Time, excluded from participation in a Company Benefit Plan by nature of such pre-existing condition), (2) provide each Company Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare Benefit Plan in which such employees may be eligible to participate after the Effective Time and (3) recognize all service of the Company Employees with the Company, for all purposes other than benefit accrual, in any Benefit Plan in which such Company Employees may be eligible to participate after the Effective Time. Prior to the Effective Time, the Board of Directors of Parent, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition by any officer or director of the Company who may become a covered person of Parent for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder ("Section 16") of shares of Parent Common Stock or options to acquire Parent Common Stock pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

          SECTION 6.13 Certain Employment Arrangements. Parent agrees to treat the outstanding Company arrangements, set forth in Exhibit B, and to undertake new arrangements set forth in Exhibit B, from and after the Effective Time in the manner, and upon the terms and conditions, set forth in such Exhibit B.

          SECTION 6.14.   Indemnification of Directors and Officers.

          (a) Parent and the Surviving Corporation agree that the indemnification obligations set forth in the Company's Certificate and the Company's By-laws, in each case as of the date of this Agreement, shall survive the Merger (and, prior to the Effective Time, Parent shall cause the Certificate of Incorporation and By-laws of Merger Sub to reflect such provisions) and shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of the individuals who on or prior to the Effective Time were directors, officers, employees or agents of the Company or the Company Subsidiaries.

          (b) The Company shall, to the fullest extent permitted under applicable Law and regardless of whether the Merger becomes effective, indemnify and hold harmless, and, after the Effective Time, Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless, each present and former director, officer, trustee, fiduciary, employee or agent of the Company and each Company Subsidiary and each such person who served at the request of the Company or any Company Subsidiary as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, the "Indemnified Parties") against all costs and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer or director, in each case occurring before the Effective Time (including the transactions contemplated by this Agreement).

          (c) For six years from the Effective Time, the Surviving Corporation shall use its best efforts to provide to the Company's current directors and officers liability insurance protection of the same kind and scope as that provided by the Company's directors' and officers' liability insurance policies (true and complete copies of which have been made available to Parent); provided, however, that in no event shall Parent be required to expend more than 200% of the current amount expended by the Company (the "Insurance Amount") to maintain or procure insurance coverage pursuant hereto and further provided that if Parent is unable to maintain or obtain the insurance called for by this
Section 6.14(c), Parent shall use its best efforts to obtain as much comparable insurance as available for the Insurance Amount.

          SECTION 6.15 Plan of Reorganization. The Agreement is intended to constitute a "plan of reorganization" within the meaning of section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date hereof and until the Effective Time, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger from qualifying, as a reorganization under the provisions of section 368(a) of the Code. Following the Effective Time, neither the Surviving Corporation, Parent nor any of their affiliates shall knowingly take any action or knowingly cause any action to be taken which could reasonably be expected to cause the Merger to fail to qualify as a reorganization under section 368(a) of the Code.

                               ARTICLE VII

                            CLOSING CONDITIONS

SECTION 7.1. Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

          (a)   Effectiveness of the Registration Statement.  The
Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the knowledge of Parent or the Company, threatened by the SEC.

          (b) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company and, if applicable, by the requisite vote of the stockholders of Parent.

          (c) No Order. No Governmental Entity, nor any federal or state court of competent jurisdiction or arbitrator shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or arbitration award or finding or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger or any other transactions contemplated in this Agreement.

          (d) Consents and Approvals. All consents, approvals and authorizations of any Governmental Entity or other person required to be set forth in Section 3.5 or 4.5 or the related sections of the Company Disclosure Schedule or the Parent Disclosure Schedule as necessary to consummate the Merger shall have been obtained (in each case, without (1) the imposition of conditions, (2) the requirement of divestiture or
(3) the requirement of expenditure of money by Parent or the Company to a third party in exchange for any such consent that, in any such case, would be materially adverse to Parent, the Company and their subsidiaries, taken as a whole), except for such consents, approvals and authorizations the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect after the Effective Time.

          (e) HSR Act. The applicable waiting period, together with any extensions thereof, under the HSR Act shall have expired or been terminated.

          (f) NYSE. The shares of Parent Common Stock issuable to the Company's stockholders in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

          SECTION 7.2. Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

          (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of the date hereof and as of the Effective Time as though made on and as of the Effective Time, except that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of such date. Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

          (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

          (c) Tax Opinion. Parent shall have received the opinion of KPMG LLP, special tax advisors to Parent, in form and substance reasonably satisfactory to Parent, based upon facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, to the effect that for federal income tax purposes (1) the Merger will be treated as a reorganization qualifying under the provisions of Section 368(a) of the Code, and Parent, Merger Sub and the Company will each be a party to the reorganization, (2) no gain or loss will be recognized by Parent, Merger Sub or the Company as a result of the Merger, and (3) no gain or loss will be recognized by the stockholders of the Company who exchange their Company Common Stock solely for Parent Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest), dated the date of the Effective Time. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Parent, the Company and certain stockholders of Parent and the Company.

          (d) Accountant Letters. Parent shall have received from the Company "cold comfort" letters of Deloitte & Touche LLP, dated the date on which the Registration Statement shall become effective and a date within two business days before the Effective Time and addressed to Parent, in form and substance reasonably satisfactory to Parent and reasonably customary in scope and substance for comfort letters delivered by independent public accountants.

          (e) Pooling Opinion. Parent shall have received a report from KPMG LLP, dated as of the date on which the Registration Statement shall become effective and the Effective Time, to the effect that as of the date of the report, they concur with Parent's conclusion that no conditions exist that would preclude Parent's ability to be a party to a business combination with the Company to be accounted for as a pooling of interests.

          (f) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect or any event or development that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          SECTION 7.3. Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger and the other transactions contemplated in this Agreement is also subject to the following conditions:

          (a) Representations and Warranties. Each of the representations and warranties of Parent contained in this Agreement shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of the date hereof and as of the Effective Time as though made on and as of the Effective Time, except that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of such date. The Company shall have received a certificate of a responsible officer of Parent to that effect.

          (b) Agreements and Covenants. Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to that effect.

          (c) Tax Opinion. The Company shall have received the opinion of Simpson, Thacher & Bartlett, in form and substance reasonably satisfactory to the Company based upon facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, to the effect that for federal income tax purposes (1) the Merger will be treated as a reorganization qualifying under the provisions of section 368(a) of the Code, and Parent, Merger Sub and the Company will each be a party to the reorganization, (2) no gain or loss will be recognized by Parent, Merger Sub or the Company as a result of the Merger, and (3) no gain or loss will be recognized by the stockholders of the Company who exchange their Company Common Stock solely for Parent Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest), dated the date of the Effective Time. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Parent, the Company and certain stockholders of Parent and the Company.

          (d) Accountant Letters. The Company shall have received from Parent "cold comfort" letters of KPMG LLP, dated the date on which the Registration Statement shall become effective and a date within two business days before the Effective Time and addressed to the Company, in form and substance reasonably satisfactory to the Company and reasonably customary in scope and substance for comfort letters delivered by independent public accountants.

          (e) Pooling Opinion. The Company shall have received a report from Deloitte & Touche LLP, dated as of the date on which the Registration Statement shall become effective and the Effective Time, to the effect that as of the date of the report, they concur with the Company's conclusion that no conditions exist that would preclude the Company's ability to be a party to a business combination with Parent to be accounted for as a pooling of interests.

                               ARTICLE VIII

                     TERMINATION, AMENDMENT AND WAIVER

SECTION 8.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the stockholders of the Company:

          (a)   by mutual consent of Parent and the Company;

          (b) (1) by Parent (provided that Parent is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there has been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or any such representation and warranty shall have become untrue, in any such case such that Section 7.2(a) or
Section 7.2(b) will not be satisfied and, in either such case, such breach or condition has not been promptly cured within 30 days following receipt by the Company of written notice of such breach;

          (2) by the Company (provided that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there has been a breach by Parent of any of its representations, warranties, covenants or agreements contained in this Agreement, or any such representation and warranty shall have become untrue, in any such case such that Section 7.3(a) or Section 7.3(b) will not be satisfied and such breach or condition has not been promptly cured within 30 days following receipt by Parent of written notice of such breach;

          (c) by either Parent or the Company if any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction, any arbitrator or any Governmental Entity preventing or prohibiting consummation of the Merger shall have become final and nonappealable (so long as the party seeking termination is not in breach of Section 6.5(a) hereof);

          (d) by either Parent or the Company if the Merger shall not have been consummated before March 31, 2000 unless the failure of the Effective Time to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe in all material respects the covenants and agreements of such party set forth herein; or

          (e) by either Parent or the Company if (1) this Agreement shall fail to receive the requisite vote for approval and adoption by the stockholders of the Company at the Company Stockholders' Meeting or any adjournment or postponement thereof or (2) the Share Issuance shall fail to receive the requisite vote for approval by the stockholders of Parent at the Parent Stockholders' Meeting or any adjournment or postponement thereof, if such vote of the stockholders of Parent was, in Parent's sole judgment, required for NYSE purposes.

          SECTION 8.2.   Effect of Termination.

          (a) In the event of the termination of this Agreement by either the Company or Parent pursuant to Section 8.1, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Parent or the Company, other than the provisions of this Section 8.2 and Section 8.5, and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

          (b) Parent and the Company agree that the Company shall pay to Parent the sum of $300 million (the "Company Breakup Fee") solely as follows: (1) if (A) the Company or Parent shall terminate this Agreement pursuant to Section 8.1(d) or (e)(1) where the Company's stockholders have failed to adopt this Agreement, (B) at any time after the date of this Agreement and prior to the Company Stockholders Meeting, if any, there shall have been publicly announced an Acquisition Proposal, (C) the Company shall not at any time prior to the Company Stockholders Meeting have withdrawn, or modified or changed in a manner adverse to Parent, its approval or recommendation of the Merger and (D) within 9 months of the termination of this Agreement, the Company enters into a definitive Acquisition Agreement, or (2) if (A) Parent shall terminate this Agreement pursuant to Section 8.1(b)(1) due to a breach of Section 6.1, Section 6.2 or Section 6.4, or (B) Parent shall terminate this Agreement pursuant to Section 8.1(d) or (e)(1) where the Company's stockholders have failed to adopt this Agreement and the Company shall have withdrawn, or modified or changed in a manner adverse to Parent, its approval or recommendation of the Merger.

          (c) The Termination Fee required to be paid to Parent pursuant to Section 8.2(b)(1) shall be made to Parent not later than five Business Days after the entering into of an Acquisition Agreement. The Termination Fee required to be paid to Parent pursuant to Section 8.2(b)(2) shall be made to Parent within two Business Days after notice of termination of this Agreement by Parent. All payments under Section 8.2(b) shall be made by wire transfer of immediately available funds to an account designated by Parent.

          SECTION 8.3. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made without further stockholder approval which, by law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

          SECTION 8.4. Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of the Company, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which reduces the amount or changes the form of the consideration to be issued to holders of Company Common Stock as provided for in this Agreement (the "Merger Consideration") other than as contemplated by this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

          SECTION 8.5. Fees and Expenses. Subject to Section 8.2(b) hereof, all expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same; provided, however, that each of Parent and the Company shall pay one-half of the expenses related to printing, filing and mailing the Registration Statement and the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Proxy Statement.

                                ARTICLE IX

                            GENERAL PROVISIONS

SECTION 9.1. Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

          SECTION 9.2. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) or delivered by a nationally recognized courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

          (a)   If to Parent or Merger Sub, addressed to it at:

                Motorola, Inc.
                1303 East Algonquin Road
                Schaumburg, Illinois  60196
                Telecopier No.:  (847) 576-3628
                Attention:  General Counsel
                With a copy to:

                Wachtell, Lipton, Rosen & Katz
                51 West 52nd Street
                New York, New York  10019
                Telecopier No.:  (212) 403-2000
                Attention:  Patricia A. Vlahakis, Esq.

(b) If to the Company, addressed to it at:

                General Instrument Corporation
                101 Tournament Drive
                Horsham, Pennsylvania  19044
                Telecopier No.:  (215) 323-1293
                Attention:  General Counsel

                With a copy to:

                Simpson Thacher & Bartlett
                425 Lexington Avenue
                New York, New York  10017
                Telecopier No.:  (212) 455-2502
                Attention:  Charles I. Cogut, Esq.
                            Mario A. Ponce, Esq.

          SECTION 9.3. Certain Definitions. For purposes of this Agreement, the term:

          (a) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person;

          (b) "Business Day" shall mean any day other than a day on which banks in the State of New York are authorized or obligated to be closed;
          (c) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise;

          (d) "knowledge" will be deemed to be present when the matter in question was brought to the attention of any officer of Parent or the Company, as the case may be;

          (e) "person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act);

          (f) "subsidiary" or "subsidiaries" of Parent, the Company, the Surviving Corporation or any other person means any corporation, partnership, joint venture or other legal entity of which Parent, the Company, the Surviving Corporation or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity, including, without limitation, in the case of the Company, NL, NLP and their respective subsidiaries.

          SECTION 9.4. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          SECTION 9.5. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

          SECTION 9.6. Entire Agreement. This Agreement (together with the Exhibits, Parent and Company Disclosure Schedules and the other documents delivered pursuant hereto), the Voting Agreement and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

          SECTION 9.7. Assignment. This Agreement shall not be assigned by operation of law or otherwise.

          SECTION 9.8. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 6.13, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

          SECTION 9.9.   Mutual Drafting.  Each party hereto has
participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

          SECTION 9.10.   Governing Law.  This Agreement shall be
governed by, and construed in accordance with, the Laws of the State of Delaware.

          SECTION 9.11. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.



          IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                        MOTOROLA, INC.


                                        By:   /s/ Keith J. Bane
                                       Name:  Keith J. Bane
                                       Title: Executive Vice President
                                                  and, President,
                                                  Americas Region

                                        LUCERNE ACQUISITION CORP.


                                        By:  /s/  Keith J. Bane
                                       Name:  Keith J. Bane
                                       Title: Vice President


                                        GENERAL INSTRUMENT CORPORATION



                                        By:  /s/   Edward D. Breen
                                        Name:  Edward D. Breen
                                        Title: Chairman of the Board and
                                                   Chief Executive Officer


 Scan - conversion tools run.
Long Agreement template attached
Font:  Times New Roman 12
Styles:  Body Text, Normal, Centered Heading, Article,
Heading numbering:
Heading 1 - SECTION 1. (hidden)
Heading 2 - 1. (cumulative-attached to previous level)
Heading 3 - (a)
Heading 4 - (i)
Heading 5 - (a)